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Exhibit 99.1

Press Release

Assured Guaranty Ltd. Reports Third Quarter 2009 Net Loss of
$35.0 Million ($0.22 per Diluted Share)

Third Quarter 2009 Operating Income of $70.1 Million ($0.44 per diluted share)
Compared to $26.0 Million ($0.28 per Diluted Share) in Third Quarter 2008

        Hamilton, Bermuda, November 16, 2009—Assured Guaranty Ltd. (NYSE: AGO) ("AGL" and, together with its subsidiaries, "Assured Guaranty" or "the Company") today reported a net loss for Assured Guaranty Ltd. and subsidiaries ("consolidated net loss") of $35.0 million ($0.22 per diluted share) for the quarter ended September 30, 2009 ("third quarter 2009") as compared to a net loss of $63.3 million ($0.69 per diluted share) in third quarter 2008. These results are consistent with AGL's preannouncement of third quarter 2009 financial results that was made on November 10, 2009 and are the first quarter to include the financial results of Financial Security Assurance Holdings Ltd. ("FSAH"), which Assured Guaranty acquired on July 1, 2009. The Company's third quarter 2009 financial results are not comparable to prior reporting periods primarily as a result of the acquisition of FSAH.

        Operating income, a financial measure that is not in accordance with U.S. Generally Accepted Accounting Principles ("non-GAAP financial measure"), for third quarter 2009 was $70.1 million ($0.44 per diluted share), a $44.1 million ($0.16 per diluted share) increase compared to third quarter 2008 operating income of $26.0 million ($0.28 per diluted share). See the "Explanation of Non-GAAP Financial Measures" section of this press release for a definition of operating income and other non-GAAP financial measures referenced in this press release. Third quarter 2009 consolidated net loss and operating income included $34.1 million ($0.22 per diluted share) of after-tax FSAH acquisition-related expenses, while third quarter 2008 did not include any FSAH acquisition-related expenses. Excluding FSAH acquisition-related expenses, operating income per diluted share was $0.65 per diluted share, a 132% increase over third quarter 2008 operating income of $0.28 per diluted share.

        "Our operating earnings were positive, despite the losses on the U.S. residential mortgage-backed securities that we insured, demonstrating the enhanced earnings power of the combined companies," said Dominic Frederico, President and Chief Executive Officer of Assured Guaranty. "The FSAH acquisition has added significantly to our invested assets and future revenues. Based on Moody's recently-announced ratings decision and consistent with our long-standing commitment to maintain the highest financial strength ratings possible, we intend to complete capital initiatives by year-end that include already negotiated external reinsurance, intercompany capital support and $300 million of external capital."

 Table 1: Reconciliation of Net Income (Loss) to Operating Income
($ in millions)

	3Q-09	3Q-08
Consolidated net (loss) income	$(35.0)	$(63.3)
Less: After-tax realized (losses) gains on investments	(6.0)	(17.1)
Less: After-tax unrealized (losses) gains on credit derivatives	(41.3)	(76.7)
Less: After-tax unrealized (losses) gains on committed capital securities	(34.5)	4.5
Less: Net goodwill and other charges related to the settlement of pre-existing relationships	(23.3)	—

Operating income	$70.1	$26.0

Weighted average shares outstanding (in millions)(1):
Basic shares outstanding—GAAP	156.3	90.9
Diluted shares outstanding—GAAP	156.3	90.9
Diluted shares outstanding—non-GAAP	160.1	91.5

Per diluted share(1)

	3Q-09	3Q-08
Consolidated net (loss) income	$(0.22)	$(0.69)
Less: After-tax realized (losses) gains on investments	(0.04)	(0.19)
Less: After-tax unrealized (losses) gains on credit derivatives	(0.26)	(0.84)
Less: After-tax unrealized (losses) gains on committed capital securities	(0.22)	0.05
Less: Net goodwill and other charges related to the settlement of pre-existing relationships	(0.15)	—

Operating income(2)	$0.44	$0.28

(1)
Effective January 1, 2009, the Company adopted FASB Accounting Standards Codification ("ASC") 260-10, "Earnings Per Share" (FSP EITF 03-6-1, "Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities"), which clarifies that share-based payment awards that entitle their holders to receive nonforfeitable dividends or dividend equivalents before vesting should be considered participating securities and shall be included in the calculation of basic and diluted net income (loss) per share. Upon retrospective adoption of ASC 260-10, Assured Guaranty decreased previously reported diluted net loss per share by $0.01 for Q3 2008. Operating income, a non-GAAP financial measure, for both periods is positive, therefore the per diluted share calculation ignores the effect of ASC 260-10 and includes the effect of dilutive securities.

(2)
Total may not add due to differences in calculating GAAP and non-GAAP per diluted share amounts.

        Shareholders' Equity:    Shareholders' equity attributable to AGL ("book value") at September 30, 2009 was $2,801.6 million, an $875.4 million or 45% increase from $1,926.2 million at December 31, 2008; the increase was principally due to the issuance of common shares for the acquisition FSAH. The Company's September 30, 2009 book value per share was $17.89, a decrease of $3.29 per share from $21.18 at December 31, 2008. The June 2009 equity offering, which was priced at $11.00 per share before expenses, and the issuance of 22.3 million shares for the acquisition of FSAH were the two principal causes of the decrease in September 30, 2009 book value per share compared to the prior year-end.

        Operating shareholders' equity, a non-GAAP financial measure, was $3,474.5 million, a 50% increase from $2,319.1 million at December 31, 2008, due to the 2009 equity issuances and the Company's $160.9 million in operating income for the first nine months of 2009. Operating shareholders' equity per share was $22.19 per share at September 30, 2009, a decrease of $3.31 per share from $25.50 at December 31, 2008, also due to the June 2009 common equity offering and the shares issued for the FSAH acquisition.

Table 2: Shareholders' Equity(1)
(amounts in millions, except per share data)

	As of
	September 30, 2009	December 31, 2008	% Change
Adjusted book value reconciliation:
Book value attributable to Assured Guaranty Ltd.	$2,801.6	$1,926.2	45%
Less: Non-credit impairment unrealized gains (losses) on credit derivatives, after tax	(905.4)	(422.7)	114%
Less: Unrealized gains (losses) on committed capital securities, after tax	25.0	33.2	(25)%
Less: Unrealized gain (loss) on investment portfolio excluding foreign exchange effect	207.5	(3.4)	NM

Operating shareholders' equity	$3,474.5	$2,319.1	50%
Less: Deferred acquisition costs ("DAC"), after tax	238.9	260.6	(8)%
Plus: Net present value of estimated future credit derivative revenue, after tax	562.1	708.3	(21)%
Plus: Unearned premium reserve on financial guaranty contracts in excess of expected loss, after tax(2)	4,713.8	1,033.4	356%
Plus: Unearned revenue on credit derivatives, after tax(3)	36.9	17.6	110%

Adjusted book value	$8,548.4	$3,817.8	124%

Shares outstanding at the end of period (in millions)	156.6	90.9	72%
Adjusted book value per share reconciliation:
Book value attributable to Assured Guaranty Ltd.	$17.89	$21.18	(16)%
Less: Non-credit impairment unrealized gains (losses) on credit derivatives, after tax	(5.78)	(4.65)	24%
Less: Unrealized gains (losses) on committed capital securities, after tax	0.16	0.36	(56)%
Less: Unrealized gain (loss) on investment portfolio excluding foreign exchange effect	1.33	(0.04)	NM

Operating shareholders' equity	$22.19	$25.50	(13)%
Less: DAC, after tax	1.53	2.87	(47)%
Plus: Net present value of estimated future credit derivative revenue, after tax	3.59	7.79	(54)%
Plus: Unearned premium reserve on financial guaranty contracts in excess of expected loss, after tax(2)	30.10.	11.36	165%
Plus: Unearned revenue on credit derivatives, after tax(3)	0.24	0.19	26%

Adjusted book value	$54.59	$41.97	30%

(1)
The Company adopted ASC 944-20 effective January 1, 2009. The adoption of this accounting rule had an effect of $19.4 million on January 1, 2009 book value.

(2)
Unearned premium reserve (UPR) less ceded unearned premium reserve, after tax.

(3)
Unearned revenue less ceded unearned revenue on credit derivatives, after tax.

NM = Not meaningful

        Adjusted Book Value:    The Company's adjusted book value, a non-GAAP financial measure, was $8,548.4 million ($54.59 per share) at September 30, 2009, an increase of $4,730.6 million ($12.62 per share) from December 31, 2008 adjusted book value of $3,817.8 million ($41.97 per share). The acquisition of FSAH was the principal contributor to the increase in the Company's adjusted book value, although the increase in adjusted book value per share since December 31, 2008 was partially offset by shares issued for the FSAH acquisition.

        Present Value of New Business Production:    Assured Guaranty's third quarter 2009 new business production as measured by the present value of new business production ("PVP"), a non-GAAP financial measure, was $158.1 million, a 13% increase from $139.4 million in third quarter 2008.

Table 3: Analysis of PVP and GWP

	Quarter Ended September 30,
Consolidated Gross written premiums ("GWP") analysis: ($ in millions)	2009	2008	% Change
Present value of new business production ("PVP")
Public finance—U.S.	$154.9	$107.2	44%
Public finance—non-U.S.	—	17.7	NM
Structured finance—U.S.	2.3	14.5	(84)%
Structured finance—non-U.S.	0.9	—	NM

Total PVP	158.1	139.4	13%
Less: PVP of credit derivatives	—	1.1	NM

PVP of financial guaranty GWP	158.1	138.3	14%
Less: Financial guaranty installment premium PVP	4.2	37.8	(89)%

Total: Financial guaranty upfront GWP	153.9	100.5	53%
Plus: Upfront premium due to commutation	—	(20.8)	NM
Plus: Financial guaranty installment GWP	4.4	32.9	(87)%
Plus: Financial guaranty installment PVP adjustment(1)	(34.3)	—	NM

Total financial guaranty GWP	124.0	112.6	10%
Plus: Mortgage guaranty segment GWP	0.2	0.2	0%
Plus: Other segment GWP	—	—	NM

Total GWP	$124.2	$112.8	10%

(1)
2009 amounts represent the difference in management estimates for the discount rate applied to future installments as well as the estimated term for future installments compared to the discount rate used for ASC 944-20.

NM = Not meaningful

        New business activity in the quarter was almost entirely in the financial guaranty direct U.S. public finance market and was underwritten by both Assured Guaranty Corp. ("AGC") and Assured Guaranty Municipal Corp. ("AGM"), formerly known as Financial Security Assurance Inc. ("FSA"). Third quarter 2009 direct public finance financial guaranty direct U.S. public finance business, which has been Assured Guaranty's strongest market since the beginning of 2008, was $154.9 million in third quarter 2009, a 44% increase over third quarter 2008 and was the strongest direct public finance PVP quarter for 2009 thus far, versus second quarter 2009 PVP of $127.8 million and first quarter 2009 PVP of $126.8 million. AGC and AGM's total public finance gross par insured volume, which includes new issue as well as secondary market transactions, was $8,497 million in the quarter, up 52% from the $5,574 million that AGC insured in third quarter 2008. The Company's third quarter 2009 public finance insured penetration was approximately 9.5% and was equal to AGC and AGM's combined insured penetration of 9.5% for third quarter 2008. The Company recorded $3.2 million of global structured finance PVP in third quarter 2009, down 78% from third quarter 2008. New issuance conditions in international and U.S. structured finance and international infrastructure continue to be weak.

        Commenting on the quarter's new municipal originations, Mr. Frederico stated: "Our strongest quarterly PVP production so far this year and robust par amount insured demonstrate the continuing demand for our financial guaranties in the U.S. municipal market. The issues insured are well-diversified among sectors and included a number of large and significant transactions. Looking ahead, we expect to increase our role in the municipal market based on our ability to offer municipal issuers and investors the choice of two strong, separately capitalized bond insurers."

        Financial guaranty reinsurance did not have any new business activity in the quarter due to the lack of new business activity at other non-affiliated financial guaranty companies as well as the absence of any new facultative portfolio transactions. Effective with the FSAH acquisition in third quarter 2009, financial results for the financial guaranty reinsurance segment no longer include business assumed from FSA, now known as AGM. However, AGL's Bermuda-based financial guaranty reinsurance subsidiary, Assured Guaranty Re Ltd. ("AG Re"), continues to provide intercompany reinsurance and capital support either directly or indirectly to AGM, AGC and other AGL subsidiaries.

        Income Statement:    Third quarter 2009 net earned premiums were $330.0 million, a 286% increase from $85.5 million in third quarter 2008. The FSAH acquisition as well as the increase in new financial guaranty direct business over the last year were the two most material factors that contributed to the significant increase in net earned premiums compared to the prior year's quarter. Net earned premiums from refundings were $17.4 million before tax and $9.9 million after tax ($0.06 per diluted share) in third quarter 2009 compared to $31.7 million ($0.22 per diluted share) in third quarter 2008.

Table 4: Analysis of Revenues

($ in millions)	3Q-09	3Q-08	% Change
Revenues
Net earned premiums(1)	$330.0	$85.5	286%
Net investment income	84.7	43.4	95%
Realized gains on credit derivatives	57.3	30.0	91%
Incurred losses on credit derivatives(2)	(142.2)	(10.1)	NM
Other income	58.7	0.3	NM

Total revenues included in operating income(3)	$388.5	$149.1	161%

(1)
The Company adopted ASC 944-20, "Financial Services—Insurance" (FAS No. 163, "Accounting for Financial Guarantee Insurance Contracts") effective January 1, 2009.

(2)
Includes revenue earned on credit derivatives.

(3)
Revenues included in operating income. See "Explanation of Non-GAAP Financial Measures" section of this press release.

NM = Not meaningful

        Assured Guaranty's third quarter 2009 net investment income rose to $84.7 million, an increase of 95% compared to $43.4 million in third quarter 2008 due to a higher level of average invested assets resulting from the acquisition of FSAH. Pre-tax book yields on the investment portfolio were 3.6% at the quarter, down from 4.8% in third quarter 2008 due to the decline in market interest rates over the last year as well as the increase in the proportion of municipal securities in the third quarter 2009 to 53% of the total investment portfolio as compared to 34% in third quarter 2008 as a result of the FSAH acquisition. The Company's total investment portfolio was $9.9 billion at September 30, 2009, up $6.3 billion or 173% from $3.6 billion at December 31, 2008, due to the FSAH acquisition.

        Realized gains on credit derivatives increased 91% to $57.3 million in third quarter 2009 as a result of the increase in credit derivative net par outstanding and associated unearned credit derivative revenue due to the FSAH acquisition. As of September 30, 2009, the Company had $121.8 billion of financial guaranty direct net par outstanding that had been written in credit derivative contract form, an increase of $49.8 billion from $72.0 billion at December 31, 2008 due to the FSAH acquisition.

        The Company had $142.2 million in incurred losses on credit derivatives in third quarter 2009 as compared to $30.0 million in third quarter 2008. The majority of the additional incurred losses were for U.S. residential mortgage-backed securities ("RMBS") exposures and, in particular, for U.S. alternative-A residential mortgage-backed securities ("alt-A RMBS") and option-adjustable rate mortgage ("option-ARM"). The additional loss reserves reflect an increase in loss severities on foreclosed homes included in first-lien RMBS exposures insured by Assured Guaranty as well as the lack of significant improvement in new mortgage delinquency statistics for those exposures.

        Third quarter 2009 other income was $58.7 million, a significant increase from $0.3 million in third quarter 2008 due principally to two specific items in third quarter 2009. First, third quarter 2009 other income included $22.9 million ($21.3 million or $0.14 per diluted share) of foreign exchange revaluation income, related to the revaluation of premiums receivable assets that are denominated in non-U.S. currencies. The Company expects that it will continue to incur other income or expense on its premium receivable balance correlated to changes in the market value of the U.S. dollar on any foreign currency—denominated premium receivable. Third quarter 2008 did not have any material foreign exchange revaluation income or expense related to the premiums receivable balance. Third quarter 2009 other income also included $29.2 million ($21.0 million after tax or $0.13 per diluted share) of other income related to the distribution of excess cash flow from a financial guaranty transaction that was extinguished in third quarter 2009. The Company did not incur any other income in third quarter 2008 related to excess cash flow distributions from financial guaranty contracts.

Table 5: Expense Analysis
($ in millions)

Expenses	3Q-09	3Q-08	% Change
Loss and loss adjustment expenses(1)	$133.3	$82.5	62%
Profit commission expense	0.2	(1.4)	NM
Amortization of deferred acquisition costs(1)	1.3	19.3	(93)%
Other operating expenses	66.2	21.6	206%
FSAH acquisition-related expenses	51.3	—	NM
Interest and related expenses	27.7	7.3	279%

Total expenses	$280.0	$129.3	117%

(1)
The Company adopted ASC 944-20 effective January 1, 2009.

NM = Not meaningful

        Third quarter 2009 loss and loss adjustment expenses were $133.3 million, a 62% increase compared to $82.5 million in third quarter 2008. The majority of loss and loss adjustment expenses were associated with U.S. RMBS, including second-lien exposures such as home equity line of credit ("HELOC") and closed-end second lien securitizations as well as first lien alt-A and option-ARM exposures. Assured Guaranty also incurred additional loss reserves on several U.S. public finance and structured finance transactions that had been previously reserved for. The increased level of incurred losses for U.S. RMBS was due to increase loss severities on foreclosed first lien mortgages and the lack of significant improvement in the rate of new mortgage delinquencies and defaults on first and second lien U.S. RMBS exposures insured by AGC or reinsured by AG Re.

        The Company's U.S. RMBS loss mitigation efforts continue to focus on recoveries for improperly underwritten mortgages under representation and warranty covenants from mortgage originators. As of September 30, 2009, the Company has performed a detailed review of over 18,500 files representing nearly $1.5 billion in outstanding par of defaulted second lien loans and of over 2,500 files representing over $1.1 billion in outstanding par of defaulted first lien loans. As of mid-October 2009, Assured Guaranty had reached agreement to have $128.9 million of the second lien loans purchased and to have $17.2 million of first lien loans repurchased. The Company has included in its loss estimates for September 30, 2009 an estimated benefit from second lien loan repurchases of $804.3 million, of which $380.8 million is either netted from the Company's GAAP loss reserves or included in salvage recoverable with the balance pertaining to policies whose calculated loss reserve is less than its unearned premium reserve, principally as a result of the effects of purchase accounting on AGM's financial guaranty policies. Assured Guaranty has also included in its September 30, 2009 loss reserves an estimated benefit from first lien repurchases of $310.7 million, of which $66.2 million is netted from the Company's GAAP loss reserves, with the balance pertaining to policies whose calculated loss reserve is less than its deferred premium revenue, principally as a result of the effects of purchase accounting on AGM's financial guaranty policies. Assured Guaranty continues to review new files as new loans default and as new loan files are made available to the Company. The amount that Assured Guaranty ultimately recovers related to contractual representations and warranties for both first and second lien loans is uncertain and subject to a number of factors and, as such, the Company's actual amount of recoveries may differ significantly from these estimates.

        Amortization of deferred acquisition costs, which reflects the amortization of previously-deferred ceding commissions paid by the financial guaranty reinsurance segment and also of previously-deferred operating expenses that were related to the acquisition of new business, were $1.3 million, down $18.0 million from $19.3 million in third quarter 2008. This decrease is primarily due to the write-off of deferred acquisition costs related to policies AG Re assumed from AGM due to the FSAH acquisition.

        Other operating expenses, which are principally for employee-related expenses, were $66.2 million in third quarter 2009, a 206% increase from $21.6 million in third quarter 2008, principally due to the FSAH acquisition and the resulting increase in consolidated headcount.

        FSAH acquisition-related expenses were $51.3 million ($34.1 million after tax or $0.22 per diluted share), the majority of which was associated with employee severance. Additional FSAH acquisition-related expenses for integration-related consulting, advisory and severance are expected over the next three quarters as the Company completes the integration of FSAH, but at a substantially lower level. The Company did not incur any FSAH acquisition-related expenses in third quarter 2008.

        Interest and other expenses were $27.7 million in third quarter 2009 compared to $7.3 million in third quarter 2008, due to the interest expenses on the $172.5 million of par value of equity units sold by the Company in June 2009 and on the $730 million of FSAH debt assumed by the Company as a result of the FSAH acquisition. Assured Guaranty guaranteed $730 million of FSAH's debt securities during third quarter 2009.

        Assured Guaranty recorded a $38.4 million expense for operating income taxes in third quarter 2009 versus a $6.2 million benefit for income taxes in third quarter 2008. The tax expense in third quarter 2009 principally arose from increased operating income due to higher earned premiums and higher investment income, partially offset by increased loss and loss adjustment expenses.

        Assured Guaranty reported a $41.3 million after-tax unrealized loss on credit derivatives in third quarter 2009 as compared to a $76.7 million after-tax unrealized gain on credit derivatives in third quarter 2008. The unrealized loss on credit derivatives in third quarter 2009 was primarily due to the narrowing of the Company's own credit spread, which resulted in wider pricing on credit derivative transactions. Assured Guaranty generally holds its contracts written in credit derivative form to maturity and management expects that the unrealized gain or loss on a credit derivative will reduce to zero as the exposure approaches its maturity date, except for credit derivative contracts on which the Company expects to incur a credit loss.

        Assured Guaranty's third quarter 2009 financial results included $34.5 million of after-tax unrealized losses on committed capital securities issued by AGC and AGM, formerly known as FSA, which were associated with the decrease in the market price of credit derivatives referencing those two subsidiaries. Third quarter 2008 financial results included $4.5 million in unrealized gains on committed capital securities issued by AGC, which were associated with an increase in the market price of credit derivatives referencing AGC. AGC and AGM together had $400.0 million in face value of committed capital securities outstanding at September 30, 2009 as compared to $200.0 million of face value of AGC committed capital securities outstanding at September 30, 2008 and June 30, 2009.

        The Company's third quarter 2009 consolidated net loss included a $23.3 million ($0.15 per diluted share) net pre-tax and after-tax charge for goodwill and settlements or pre-existing FSAH relationships. Included in this amount is an $85.4 million charge to write off previously-recorded goodwill, which became impaired as a result of the FSAH acquisition. This write-off was largely offset by a $232.6 million gain on the bargain purchase of FSAH, also called negative goodwill, which under GAAP is recorded in earnings, and a $170.5 million charge related to the settlement of the relationship between FSAH and Assured Guaranty that was effectively settled in connection with our acquisition of FSAH.

        Appointment of Chief Operating Officer of Assured Guaranty Ltd.:    The Company also announced today that Séan W. McCarthy has been appointed to the position of Chief Operating Officer of Assured Guaranty Ltd., the Bermuda-based holding company. Mr. McCarthy joined Assured Guaranty at the time of the FSAH acquisition and has been serving as President and Chief Operating Officer of Assured Guaranty US Holdings Inc., the parent company of AGC and AGM, Assured Guaranty's principal financial guaranty direct companies.

        Conference Call and Webcast Information:    The Company will host a conference call for investors and analysts on Tuesday, November 17, 2009 at 8:30 a.m. Eastern Time (9:30 a.m. Atlantic Time). The conference call will be available via live and archived webcast in the Investor Information section of the Company's website at http://www.assuredguaranty.com or by dialing by dialing 866-825-3308 (in the U.S.) or 617-213-8062 (International), passcode 89389505. A replay of the call will be available through December 17, 2009 by dialing 888-286-8010 (in the U.S.) or 617-801-6888 (International), passcode 13504851.

        Please refer to Assured Guaranty's Third Quarter 2009 Financial Supplement, which is posted on the Company's website at http://www.assuredguaranty.com/investor/ltd/financial.aspx, for more information on the Company's individual segment performance, financial guaranty portfolios, investment portfolio and other items. The Company has also posted on its website Assured Guaranty's Financial Guaranty Direct Segment's U.S. and International Structured Finance Transaction List as of September 30, 2009 and the most recent version of the Financial Guaranty Direct Segment's New Issue U.S. Public Finance List.

        December 1, 2009 Investor Presentation:    Assured Guaranty is hosting an equity and fixed income investor presentation in New York City on December 1, 2009. The presentation will start at approximately 8:30 am and conclude at approximately 12:30 pm, followed by a buffet lunch for attendees and Company management. The presentation will also be available on live webcast on the Company's internet site at www.assuredguaranty.com. For more information and to reserve a seat at the presentation, please contact a member of Assured Guaranty's investor relations team.

# # #

        Assured Guaranty Ltd. is a publicly-traded (NYSE: AGO) Bermuda-based holding company. Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, structured finance and mortgage markets. More information on Assured Guaranty and its subsidiaries can be found at www.assuredguaranty.com.

Assured Guaranty Ltd.

Consolidated Income Statements

(dollars in millions)

	Quarter Ended September 30,
	2009	2008
Revenues
Net earned premiums(1)	$330.0	$85.5
Net investment income	84.7	43.4
Realized gains on credit derivatives(2)	57.3	30.0
Incurred losses on credit derivatives	(142.2)	(10.1)
Other income	58.7	0.3

Total revenues	388.5	149.1
Expenses
Loss and loss adjustment expenses(1)	133.3	82.5
Profit commission expense	0.2	(1.4)
Amortization of deferred acquisition costs(1)	1.3	19.3
Other operating expenses	66.2	21.6
FSAH acquisition-related expenses	51.3	—
Interest and related expenses	27.7	7.3

Total expenses	280.0	129.3

Operating income before provision (benefit) for income taxes	108.5	19.8
Total provision (benefit) for income taxes	38.4	(6.2)

Operating income	70.1	26.0
Plus: Realized (losses) gains on investments, after tax	(6.0)	(17.1)
Plus: Unrealized (losses) gains on credit derivatives, after tax(2)	(41.3)	(76.7)
Plus: Unrealized (losses) gains on comitted capital securities, after tax	(34.5)	4.5
Plus: Net goodwill and other charges related to the settlement of pre-existing relationships	(23.3)	—

Net (loss) income of Assured Guaranty Ltd. and subsidiaries	$(35.0)	$(63.3)

(1)
The Company adopted ASC 944-20 effective January 1, 2009.

(2)
Includes revenue earned on credit derivatives.

Assured Guaranty Ltd.

Consolidated Balance Sheets *

	As of :
	September 30, 2009	December 31, 2008
Assets
Investment portfolio, available for sale:
Fixed maturity securities, at fair value	$8,448.1	$3,154.1
Short-term investments, at cost which approximates fair value	1,492.9	477.2

Total investments	9,941.0	3,631.3
Assets acquired in refinancing transactions	159.2	—
Cash	260.5	12.3
Premiums receivable, net(1)	1,504.0	15.7
Ceded unearned premium reserve(1)	1,163.1	18.9
Deferred acquisition costs(1)	243.6	288.6
Reinsurance recoverable on paid and unpaid losses(1)	5.8	6.5
Credit derivative assets	462.3	147.0
Committed capital securities, at fair value	38.5	51.1
Deferred tax asset(1)	1,093.6	129.1
Goodwill	—	85.4
Salvage recoverable(1)	184.4	80.2
Financial guaranty variable interest entities' assets	846.9	—
Other assets	299.7	89.6

Total assets	$16,202.6	$4,555.7

Liabilities and shareholders' equity
Liabilities
Unearned premium reserves(1)	$8,632.7	$1,233.7
Loss and loss adjustment expense reserve(1)	218.7	196.8
Long-term debt	915.2	347.2
Note payable to related party	155.8	—
Credit derivative liabilities	2,100.5	733.8
Funds held under reinsurance contracts	30.2	30.7
Reinsurance balances payable, net(1)	179.3	18.0
Financial guaranty vairable interest entities' liabilities	851.4	—
Other liabilities	321.7	69.4

Total liabilities	13,405.5	2,629.5
Shareholders' equity
Common stock	1.6	0.9
Additional paid-in capital	2,010.8	1,284.4
Retained earnings(1,2)	580.2	638.1
Accumulated other comprehensive (loss) income(2)	209.0	2.9

Total shareholders' equity of Assured Guaranty Ltd. and subsidiaries	2,801.6	1,926.2
Noncontrolling interest in cosolidated VIEs	(4.5)	—

Total shareholders' equity	2,797.1	1,926.2

Total liabilities and shareholders' equity	$16,202.6	$4,555.7

(1)
The Company adopted ASC 944-20 effective January 1, 2009.

(2)
The Company adopted ASC 320-10-65-1, "Investments—Debt and Equity Securities" (FSP No. FAS 115-2 and FAS 124-2, "Recognition and Presentation of Other-Than-Temporary Impairments") effective April 1, 2009. The adoption of this accounting rule increased retained earnings and decreased accumulated other comprehensive income (loss) by $57.7 million.

*
Some amounts may not add due to rounding.

Explanation of Non-GAAP Financial Measures:

        This press release references five financial measures that are not financial measures that are in accordance with U.S. generally accepted accounting principles ("non-GAAP financial measures") which management uses in order to assist analysts and investors in evaluating Assured Guaranty Ltd.'s financial results. These non-GAAP financial measures are defined below. In each case, the most directly comparable GAAP financial measure, if available, is presented and a reconciliation of the non-GAAP financial measure and GAAP financial measure is provided. This presentation is consistent with how Assured Guaranty's management, analysts and investors evaluate Assured Guaranty Ltd.'s financial results and is comparable to estimates published by analysts in their research reports on Assured Guaranty Ltd. The non-GAAP financial measures included in this press release are: operating income and present value of new business production ("PVP"). The following paragraphs define each non-GAAP financial measure presented in this press release and describe why they are useful for investors.

        Operating Income:    Operating income is a non-GAAP financial measure defined as net income (loss) attributable to Assured Guaranty Ltd. (which excludes noncontrolling interest in consolidated variable interest entities) adjusted for the following

  1)
  Elimination of the after-tax realized gains (losses) on investments;

  2)
  Elimination of the after-tax non-credit impairment unrealized gains (losses) on credit derivatives, which are unrealized gains (losses) other than the Company's net estimate of after-tax incurred economic credit losses for credit derivatives;

  3)
  Elimination of the after-tax unrealized gains (losses) on the Company's committed capital securities; and

  4)
  Elimination of goodwill and settlement of pre-existing relationships.

        Management believes that operating income is a useful measure for management, investors and analysts because the presentation of operating income enhances the understanding of the Company's results of operations by highlighting the underlying profitability of its business. Realized gains (losses) on investments, non-credit impairment unrealized gains (losses) on credit derivatives, and unrealized gains (losses) on the Company's committed capital securities are excluded because the these gains (losses) are heavily influenced by, and fluctuate, in part, according to changes in market interest rates, credit spreads and other factors that management cannot control or predict. This measure should not be viewed as a substitute for net income (loss) determined in accordance with GAAP.

        Operating Shareholders' Equity:    Operating shareholders' equity is a non-GAAP financial measure calculated as shareholders' equity attributable to Assured Guaranty Ltd. (which excludes noncontrolling interest in consolidated variable interest entities) reported under accounting principles generally accepted in the United States of America (GAAP), adjusted for the following fair value adjustments deemed to be unrelated to credit impairment. The specific adjustments are:

  1)
  Elimination of the after-tax non-credit impairment unrealized gains (losses) on credit derivatives which are unrealized gains (losses) other than the present value of estimated economic credit losses;

  2)
  Elimination of the after-tax unrealized gains (losses) on the Company's committed capital securities; and

  3)
  Elimination of the after-tax unrealized gains (losses) on investment portfolios, recorded as a component of accumulated comprehensive income, excluding foreign exchange revaluation.

        Management believes that operating shareholders' equity is a useful measure for management, investors and analysts because the presentation of operating ROE enhances the understanding of the

Company's shareholders' equity excluding unrealized gains (losses) on investments, non-credit impairment unrealized gains (losses) on credit derivatives, and unrealized gains (losses) on the Company's committed capital securities, which are heavily influenced by, and fluctuate, in part, according to changes in market interest rates, credit spreads and other factors that management cannot control or predict. This measure should not be viewed as a substitute for shareholders' equity attributable to Assured Guaranty Ltd. determined in accordance with GAAP.

        Adjusted Book Value:    Subsequent to the adoption of ASC 944-20 on January 1, 2009 and the acquisition of Financial Security Assurance Holdings (FSAH) on July 1, 2009, adjusted book value, which is a non-GAAP financial measure, is calculated as shareholders' equity attributable to Assured Guaranty Ltd. (which excludes noncontrolling interest in consolidated subsidiaries) less after-tax fair value adjustments deemed to be non-economic, plus after-tax unearned premium reserves net of prepaid reinsurance and deferred acquisition costs, plus the after-tax present value of estimated future revenues on contracts written in credit derivative contract form. The specific adjustments to shareholders' equity attributable to Assured Guaranty Ltd. are:

  1)
  Elimination of the after-tax non-credit impairment unrealized gains (losses) on credit derivatives other than the present value of estimated economic credit losses;

  2)
  Elimination of the after-tax unrealized gains (losses) on the Company's committed capital securities;

  3)
  Elimination of the after-tax unrealized gains (losses) on investment portfolios, recorded as a component of accumulated comprehensive income, excluding foreign exchange revaluation,

  4)
  Elimination of after-tax deferred acquisition costs') Addition of the after-tax net present value of estimated future revenue on credit derivatives in force, less future ceding commissions and premium taxes, discounted at 6% for September 30, 2009 and 6% for December 31, 2008;

  5)
  Addition of the after-tax value of the unearned premium reserve on financial guaranty contracts in excess of expected loss, net of prepaid reinsurance premiums; and

  6)
  Addition of the after-tax value of unearned premium reserve on credit derivatives net of prepaid reinsurance.

        Management believes that adjusted book value is a useful measure for management, equity analysts and investors because the calculation of adjusted book value permits an evaluation of the net present value of the Company's in force premiums and shareholders' equity. The premiums described above will be earned in future periods, but may differ materially from the estimated amounts used in determining current adjusted book value due to changes in market interest rates, foreign exchange rates, refinancing or refunding activity, prepayment speeds, policy changes or terminations, credit defaults and other factors that management cannot control or predict. This measure should not be viewed as a substitute for shareholders' equity attributable to Assured Guaranty Ltd. determined in accordance with GAAP.

        Net present value of estimated future revenue on credit derivatives in force:    Net present value of estimated installment premiums on credit derivatives in force is a non-GAAP financial measure defined as the present value of estimated future revenue from our credit derivative in-force books of business, net of reinsurance and discounted at 6% for September 30, 2009 and 6% for December 31, 2008. Management believes that net present value of estimated future revenue in force is a useful measure for management, investors and analysts because it permits an evaluation of the value of future estimated credit derivative revenue. Estimated future premiums may change from period to period due to changes in par outstanding, maturity, or other factors that management cannot control or predict that result from market interest rates, foreign exchange rates, refinancing or refunding activity, prepayment speeds, policy changes or terminations, credit defaults, or other factors. There is no comparable GAAP financial measure.

        PVP or present value of new business:    PVP is a non-GAAP financial measure defined as gross upfront and installment premiums received and the present value of gross estimated future installment premiums, on insurance and credit derivative contracts written in the current period, discounted at 6% for September 30, 2009 and 6% for December 31, 2008. Management believes that PVP is a useful measure for management, investors and analysts because it permits the evaluation of the value of new business production for Assured Guaranty by taking into account the value of estimated future installment premiums on all new contracts underwritten in a reporting period, whether in insurance or credit derivative contract form, which GAAP gross premiums written and net credit derivative premiums received and receivable portion of net realized gains and other settlement on credit derivatives ("Credit Derivative Revenues") do not adequately measure. For purposes of the PVP calculation, management discounts estimated future installment premiums on insurance contracts at the approximate taxable equivalent yield per year on the Company's general investment portfolio, while under ASC 944-20, "Financial Services—Insurance," these amounts are discounted at a risk free rate. Additionally, under ASC 944-20 management records future installment premiums on financial guaranty insurance contracts covering non-homogeneous pools of assets based on the contractual term of the transaction, whereas for PVP purposes, management records an estimate of the future installment premiums the Company expects to receive, which may be a shorter period of time than the contractual term of the transaction. Actual future net earned or written premiums and Credit Derivative Revenues may differ from PVP due to factors including, but not limited to, prepayments, amortizations, refundings, contract terminations or defaults that may or may not result from changes in market interest rates, foreign exchange rates, refinancing or refundings, prepayment speeds, policy changes or terminations, credit defaults or other factors that management cannot control or predict. PVP should not be viewed as a substitute for gross written premiums determined in accordance with GAAP.

Cautionary Statement Regarding Forward-Looking Statements:

        Any forward-looking statements made in this press release reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. For example, Assured Guaranty's forward-looking statements regarding financial strength and growth opportunities and its calculations of adjusted book value, PVP, net present value of estimated future installment premiums in force, total estimated net future premium earnings could be affected by a rating agency action, such as a ratings downgrade, difficulties with the execution of Assured Guaranty's business strategy, contract cancellations, developments in the world's financial and capital markets, more severe or frequent losses affecting the adequacy of Assured Guaranty's loss reserve, impact of market volatility of the mark-to-market of our contracts written in credit default swap form, changes in regulation or tax laws, governmental actions, natural catastrophes, Assured Guaranty's dependence on customers, decreased demand or increased competition, loss of key personnel, technological developments, the effects of mergers, acquisitions and divestitures, changes in accounting policies or practices, changes in general economic conditions, other risks and uncertainties that have not been identified at this time, management's response to these factors, and other risk factors identified in Assured Guaranty's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that are made as of November 16, 2009. Assured Guaranty undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

Equity Investors:
Sabra R. Purtill, CFA
Managing Director, Investor Relations
212-408-6044
 spurtill@assuredguaranty.com

Ross Aron
Associate, Investor Relations
212-261-5509
 raron@assuredguaranty.com

Media:
Betsy Castenir
Managing Director, Corporate Communications
212-339-3424
 bcastenir@assuredguaranty.com

Ashweeta Durani
Vice President, Corporate Communications
212-408-6042
 adurani@assuredguaranty.com

Fixed Income Investors:
Robert Tucker
Managing Director, Fixed Income Investor Relations
212-339-0861
 rtucker@assuredguaranty.com

Michael Walker
Director, Fixed Income Investor Relations
212-261-5575
 mwalker@assuredguaranty.com

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  Exhibit 99.1
Press Release
Assured Guaranty Ltd. Reports Third Quarter 2009 Net Loss of $35.0 Million ($0.22 per Diluted Share)
Third Quarter 2009 Operating Income of $70.1 Million ($0.44 per diluted share) Compared to $26.0 Million ($0.28 per Diluted Share) in Third Quarter 2008
Table 1: Reconciliation of Net Income (Loss) to Operating Income ($ in millions)
Per diluted share(1)
Table 2: Shareholders' Equity(1) (amounts in millions, except per share data)
Table 3: Analysis of PVP and GWP
Table 4: Analysis of Revenues
Table 5: Expense Analysis ($ in millions)
Assured Guaranty Ltd. Consolidated Income Statements (dollars in millions)
Assured Guaranty Ltd. Consolidated Balance Sheets